SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-5426
SERIES NO.: 6

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                   57,390
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                   22,452
              Class C Shares                    3,497

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                    $4.89
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                    $4.56
              Class C Shares                    $4.56